UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 28, 2009

MARCO COMMUNITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Florida	000-50557	84-1620092
(State or other jurisdiction	Commission File Number	(I.R.S. Employer
Of incorporation)		Identification No.)

1770 San Marco Road, Marco Island, FL		34145
(address of principal executive offices)		(Zip Code)

Registrant’s telephone number: (239) 389-5200

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. Unregistered Sales of Equity Securities

On February 28, 2009, Marco Community Bancorp, Inc. (the “Company”) completed an offering of its Series C Preferred Stock (“Preferred Stock”) and warrants to purchase 2,000 shares of common stock (“Warrants”) by issuing 202 shares of the Preferred Stock and Warrants (the “Units”). The offering raised $1,515,000 in gross proceeds, at an offering price of $7,500 per Unit. Directors of the Company and/or its subsidiaries purchased in excess of 53% of the shares sold.

Chairman Richard Storm, Jr. stated “We are pleased to report that the Company successfully completed this offering, having raised over $1.5 million in one of the worst economies and bank stock markets that I can remember. I am particularly pleased with the strong support shown by the directors of the Company and of our Bank subsidiary, which indicates the commitment that they have to our organization. Initially, $1.0 million of the proceeds have been downstreamed to our subsidiary, Marco Community Bank (“Bank”), to support the Bank’s corporate and business strategies.”

At the Company’s discretion, on any dividend payment date occurring after December 31, 2010, the Company may convert the Preferred Stock into shares of Common Stock at a rate of 2,000 shares of Common Stock for every one share of Preferred Stock; provided, however, that the Company may also convert the Preferred Stock upon any event resulting in a change in control. Additionally, each holder of shares of Preferred Stock may convert its shares of Preferred Stock into shares of Common Stock at any time after issuance.

The shares of Preferred Stock sold in the offering were sold to accredited investors only and issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, and are “restricted securities.” No underwriter or sales agent was utilized, and no commissions were paid or discounts granted, in the offering.

ITEM 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 2, 2008, Company director Joel M. Cox resigned from the Board of Directors. On December 30, 2008, Company director Jamie B. Greusel also resigned from the Board of Directors. Chairman Storm remarked, “I’d like to thank Mr. Cox and Ms. Greusel for their service to the Company and the Bank, which commenced when both were in their organizational phase. We will miss their contributions at Board meetings and wish them well in their business and personal lives.”

To replace Mr. Cox and Ms. Greusel, at a meeting held on January 22, 2009, the Board elected Mr. Timothy Truesdell and Mr. Brooks C.B. Wood to the Board.

Mr. Timothy Truesdell, age 57, is the President of Timothy Truesdell Investments, a private investment and consulting firm, with offices in Marco Island, Florida. Prior to founding his firm in 2004, Mr. Truesdell was the portfolio manager and executive assistant of the Kamm Family Office in South Bend, Indiana and the director of development research at the University of Notre Dame. Mr. Truesdell is a Knight of Malta, the highest honor awarded for service to the Roman Catholic Church and was invested in the lay/religious organization by the late John Cardinal O’Hara in St. Patrick’s Cathedral in New York in 1992. Mr. Truesdell’s leadership positions have included president of Fernwood Botanical Garden, president of St. Mary’s School Board of Education and chair of the finance, investment and public works committees of the

Niles, Michigan City Council to which he was elected. Mr. Truesdell received his BA from the University of Notre Dame in 1974.

Mr. Brooks C.B. Wood, age 68, has also served as a Director of the Bank since 2006 and from 2004 to 2006 served as a member of the Bank’s Advisory Board of Directors.  From 1985 to the present Mr. Wood formed and was a part of Brunswick Associates which acquired land and built the Brunswick Shopping Mall in Brunswick, Maryland, and he now is the sole owner and operator of the shopping center.  Mr. Wood also had a general real estate brokerage practice under the name Woodbyrne Realty then The Wood Realty Group, Inc. in Maryland from 1975 to 2004 when he retired as President.  Mr. Wood graduated from Emory & Henry College in Emory, Virginia, and did graduate work at The American University and Maryland University.

Chairman Storm also announced the Annual Shareholders’ Meeting would take place May 9, 2009 at 10:00 a.m. (place to be announced.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marco Community Bancorp, Inc.)
(Registrant)
Date: March 2, 2009

/s/ Richard Storm, Jr.
Chairman of the Board of Directors and
Chief Executive Officer